           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 9 to Registration
Statement No. 333-108093 on Form N-1A of our report dated October 9, 2007, relating to the financial statements and financial highlights of Oppenheimer
Principal Protected Main Street Fund II, a series of Oppenheimer Principal
Protected Trust II, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the
Statement of Additional Information and "Financial Highlights" in the
Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
December 26, 2007